CONSULTING AGREEMENT
BETWEEN VYRIAN INC. AND AUDREY SIVASOTHY

This Consulting Agreement (“Agreement”) is entered into this _____ day of ______________, 2012, by and between Audrey Sivasothy (“Consultant”), an individual residing in Houston, Texas, and Vyrian Inc. (“Company”), a Nevada corporation with its principal place of business at 10101 Southwest Freeway, Suite 400 in Houston, Texas.

RECITALS

WHEREAS, the Company is in need of assistance in the area of Project Management; and

WHEREAS, Consultant has agreed to perform consulting work to the Company in providing support regarding all phases of Project Management, as well as other related business activities as directed by the Company.

NOW THEREFORE, the parties hereby agree as follows:

1. Consultant’s Services.  Consultant shall be available and shall provide to the Company professional consulting services in the area of Project Management support (“Consulting Services”) as requested.

2.  Consideration.

A.  RATE: In consideration for the Consulting Services to be performed by Consultantunderthis Agreement, the Company will issue, or cause to be issued, Consultant aonetime issuance of a total of fifty thousand (50,000) shares of the Company’sRestricted Common Stock.

B.  EXPENSES:  Additionally, the company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

•	All travel expenses to and from all work sites;
•	Meal expenses;
•	Administrative expenses;
•	Lodging expenses if work demands overnight stays; and
•	Miscellaneous travel-related expenses (parking and tolls).

Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred.  The company shall pay consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

3.  Terms.  This Agreement shall be in effect for twelve months from the date it is executed, and shall continue on a monthly basis unless and until either the Company or the Consultant gives thirty (30) days written notice, one to the other, of termination.  Either party may cancel this Agreement for any reason, as long as it is in writing.

4. Independent Contractor.  Nothing in this Agreement shall be construed to create an employer-employee relationship between the Company and the Consultant.  Consultant is an independent contractor and not an employee of the company or any of its subsidiaries or affiliates.  The consideration set forth in Section 2 of this Agreement shall be the sole consideration due Consultant for the services rendered hereunder to the Company.  It is further understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder and that the Consultant is solely responsible for any taxes he must pay.  Consultant may hold himself out as a representative of the Company; however, he may not hold himself out to be an employee of the Company.

5.  Authority.  Consultant does not have the authority to bind the Company in any manner, or with regard to any matter of the Company, without the written permission of at least two of the board members.

6.  Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with, or become familiar with, information which the Company or its subsidiaries (if there are any) or affiliates may consider confidential.  This information may include, but is not limited to, information pertaining to the Company’s systems, which information may be of value to a competitor.  Consultant agrees to keep all such information confidential and not to discuss or divulge such information to anyone other than appropriate Company personnel and/or its designees.

7.  Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in any first class mail repository of the United States Post Office, and properly addressed to the appropriate party as set forth below:

A.	If to the Company: 10101 Southwest Freeway, Suite 400, Houston, Texas
B.	If to Consultant: ______________________________________________

8.  Miscellaneous.

8.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of all parties with regard to the subject matter herein, and replaces and supersedes all other agreements or understanding, whether written or oral.  No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

8.2 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company’s successors and assigns.  Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder and such assignment is expressly prohibited without the prior written consent of the Company.

8.3 Governing Law; Severability.  This Agreement shall be governed by the laws of the State of Texas.  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

By signing below, the undersigned hereby acknowledges the receipt and understanding of this Agreement.

WHEREFORE, the parties have hereto executed this Agreement as of the date first written above.

VYRIAN INC.

/s/ Sath Sivasothy
By:  Sath Sivasothy, President

CONSULTANT

/s/ Audrey Sivasothy
By:  Audrey Sivasothy, Consultant